EXHIBIT 10.64

J. C. PENNEY CORPORATION, INC.

BENEFIT RESTORATION PLAN

AS AMENDED AND RESTATED

EFFECTIVE December 31, 2007

and As Further Amended Through December 9, 2008

J. C. PENNEY CORPORATION, INC.

BENEFIT RESTORATION PLAN

ARTICLE 1

INTRODUCTION

J. C. Penney Corporation, Inc., a Delaware corporation (formerly, J. C. Penney Company, Inc.), amends and completely restates the J. C. Penney Corporation, Inc. Benefit Restoration Plan (formerly the J. C. Penney Company, Inc. Benefit Restoration Plan) effective as of 11:59 P.M. on December 31, 2007. The Plan is maintained by the Company primarily for the purpose of providing benefits for eligible Associates in excess of the limit on benefits and contributions imposed by Code section 415 and the compensation limit under Code section 401(a)(17).

This document amends and completely restates the portion of the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc. that provided benefits that would have been payable under the J. C. Penney Corporation, Inc. Pension Plan and the J. C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan but for the limits on benefits, contributions, and compensation imposed on retirement plans qualified under the Code. With respect to Associates who terminated employment prior to August 1, 1995, benefits payable to such Associates are determined pursuant to the terms and conditions of the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc. in effect as of July 31, 1995.

The provisions of the Plan as amended and restated herein will apply to the entire benefit of each Participant who is an Associate on or after the Effective Date and each Participant who had a Separation from Service prior to the Effective Date and had not commenced receiving benefit payments under the Plan as of the Effective Date. For all other Participants who have commenced receiving benefits under the Plan as of the Effective Date, the provisions of the Plan as in effect at the time each such Participant commenced receiving benefits will continue to be applicable. Unless otherwise indicated, no provision of the Plan as amended and restated shall amend any provision of the Plan as in effect on October 3, 2004 (“previous Plan”) and amendments to the previous Plan adopted after that date.

Words and phrases with initial capital letters used throughout the Plan are defined in Article 2.

ARTICLE 2

DEFINITIONS

2.1 Actuarial Equivalent or Actuarially Equivalent means a form of benefit payment under which the aggregate payments expected to be received are equal in value to the aggregate payments expected to be received under a different form of benefit payment using the interest rate and other factors set forth in this Section.

(a) This paragraph applies to determine the present value of a Plan Benefit payable to a Participant or a Spouse in the form of five annual installments or an immediate lump sum payment. “Actuarial Equivalent” or “Actuarially Equivalent” means an amount equal to the greater of (i) the present value of the monthly Plan Benefit payable on the applicable Payment Commencement Date to the Participant in the form of a Single Life Annuity, or to the Spouse in the form of a “qualified preretirement survivor annuity” as defined in Section 4.2, calculated by using the Applicable Interest Rate, the Applicable Mortality Table, and the applicable Early Retirement Factors or Early Reduction Factors or (ii) the present value of the Plan Benefit payable as a Single Life Annuity to the Participant or as a qualified preretirement survivor annuity to the Spouse on the Participant’s Normal Retirement Date (or the present value of the late Plan Benefit, if applicable, payable to a Participant on the first day of the month immediately following the Participant’s Separation from Service during any month after the month in which he attains Normal Retirement Age) calculated by using the Applicable Interest Rate and the Applicable Mortality Table.

(b) This paragraph applies to determine the present value of a Plan Benefit payable to an alternate payee pursuant to a domestic relations order. “Actuarial Equivalent” or “Actuarially Equivalent” means an amount calculated applying the methodology in Section 2.1(a) using the alternate payee’s applicable commencement date, the Applicable Interest Rate, the Applicable Mortality Table, and the applicable Early Retirement Factors or Early Reduction Factors.

(c) For purposes of Section 2.14, “Actuarial Equivalent” or “Actuarially Equivalent” will be determined using the Applicable Interest Rate under Section 2.2 and the Applicable Mortality Table under Section 2.3.

2.2 Applicable Interest Rate means, for a Participant who has a Separation from Service after the Effective Date, the adjusted first, second, and third segment rates under Code section 417(e)(3)(C) and (D), determined with regard to the 2008 through 2011 phase-in provisions of Code section 417(e)(3)(D)(iii), for the month of August preceding a Payment Commencement Date occurring during the next following January 1 through June 30 period and for the month of February preceding a Payment Commencement Date occurring during the next following July 1 through December 31 period. Notwithstanding the foregoing, for purposes of calculating the phase-in of the Applicable Interest Rate, 1% will be added to the annual rate of interest on 30-year Treasury securities for the above-determined month. If a Participant has a Separation from Service prior to the Effective Date, the Applicable Interest Rate is the annual rate of interest on 30-year Treasury securities for the month of August, 2006, plus 1%.

2.3 Applicable Mortality Table means, for a Participant who has a Separation from Service after the Effective Date, the mortality table as prescribed by the Secretary of the Treasury under Code section 417(e)(3)for the Plan Year containing the Payment Commencement Date. If a Participant has a Separation from Service prior to the Effective Date, the Applicable Mortality Table is the mortality table as prescribed by the Secretary of the Treasury under Code section 417(e)(3) as in effect for August, 2006.

2.4 Associate means any person who is employed by a Controlled Group Member if the relationship between a Controlled Group Member and such person would constitute the legal relationship of employer and employee, including an officer who may or may not be a director, but excluding a director serving only in that capacity, and excluding any employee of a Controlled Group Member substantially all the operations of which are outside the United States unless United States Social Security contributions are made on behalf of such employee.

2.5 Beneficiary means one or more persons or entities, including contingent Beneficiaries, entitled to receive a distribution of a Participant’s interest in the Plan in the event of his death.

2.6 Benefits Administration Committee means the committee appointed by the Human Resources Committee and authorized by Article 6 to administer the Plan.

2.7 Board of Directors means the Board of Directors of the Parent Company.

2.8 Change in Control Plan means the J. C. Penney Corporation, Inc. Change in Control Plan, as amended from time to time.

2.9 Code means the Internal Revenue Code of 1986, as amended from time to time. References to “regulations” are to regulations published by the Secretary of the Treasury under applicable provisions of the Code, unless otherwise expressly indicated.

2.10 Company means the J. C. Penney Corporation, Inc., a Delaware corporation. The term “Company” will also include any successor employer, if the successor employer expressly agrees in writing as of the effective date of succession to continue the Plan.

2.11 Controlled Group means the Company and all other corporations, trades, and businesses, the employees of which, together with employees of the Company, are required by the first sentence of subsection (b), by subsection (c), by subsection (m), or by subsection (o) of Code section 414 to be treated as if they were employed by a single employer. For purposes of determining if a Separation from Service has occurred, the Controlled Group will be determined under Code sections 414(b) and 414(c) and Treasury Regulation section 1.414(c) – 2 by using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code section 1563(a)(1), (2), and (3).

2.12 Controlled Group Member means each corporation or unincorporated trade or business that is or was a member of a Controlled Group, but only during such period as it is or was such a member.

2.13 Early Retirement Age means the date on which a Participant (i) has attained age 55 and has completed at least 15 years of service (as determined under the Pension Plan) or (ii) if the Participant first participated in the Pension Plan prior to January 1, 1989, has attained age 60 without regard to his years of service.

2.14 Early Reduction Factors mean the factors set forth in this Section for use under Section 2.1 for a Participant (or Spouse or alternate payee) whose Payment Event is before the Participant’s Early Retirement Age. If a Payment Event is before the Participant’s Early Retirement Age, the factors used in the present value calculations under Sections 2.1(a)(i) and 2.1(b) for each month that a Payment Commencement Date is earlier than the date the Participant would have attained Normal Retirement Age will be equal to 0.5833% for each month between the ages of 65 and 60, 0.4167% for each month between the ages of 60 and 55, and for each month before age 55, such factors that will result in a Plan Benefit (or, if applicable, a qualified preretirement survivor annuity) that is Actuarially Equivalent to a Plan Benefit (or, if applicable a qualified preretirement survivor annuity) commencing at age 55. For these purposes, a “qualified preretirement survivor annuity” shall be an annuity as defined in Section 4.2.

2.15 Early Retirement Factors mean the factors set forth in this Section for use under Section 2.1 for a Participant (or Spouse or alternate payee) whose Payment Event occurs on or after the Participant’s Early Retirement Age. If a Payment Event is on or after the Participant’s Early Retirement Age, the factors used in the present value calculation under Sections 2.1(a)(i) and 2.1(b) will be equal to 0.3333% for each month between the ages of 65 and 60, and by 0.4167% for each month between the ages of 60 and 55 that the Payment Commencement Date is earlier than the date the Participant would have attained Normal Retirement Age.

2.16 Effective Date means December 31, 2007, at 11:59 P.M.

2.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18 Human Resources Committee means the Human Resources Committee of the Company.

2.19 Human Resources and Compensation Committee means the Human Resources and Compensation Committee of the Board of Directors.

2.20 Normal Retirement Age means age 65.

2.21 Normal Retirement Benefit means the retirement benefit payable to a Participant on the Normal Retirement Date, determined in accordance with the applicable provisions of Article 4 of the Pension Plan.

2.22 Normal Retirement Date means the first day of the month immediately following a Participant’s attainment of age 65.

2.23 Parent Company means the J. C. Penney Company, Inc., a Delaware corporation, and any successor corporation.

2.24 Participant means an eligible Associate or former Associate of a Participating Employer who has satisfied the conditions for participating in the Plan as set forth in Article 3 and who has not received a complete distribution of benefits.

2.25 Participating Employer means the Company and any other Controlled Group Member or organizational unit of the Company or of a Controlled Group Member which is designated as a Participating Employer under the Plan by the Human Resources Committee or the board of directors of the Company; provided, however, that if any such designation would substantially increase the cost of the Plan to the Company, such designation shall be subject to the sole discretion of the Board of Directors.

2.26 Payment Commencement Date means the date upon which payment of a Plan Benefit is scheduled to begin as determined under Section 5.3.

2.27 Payment Event means the event set forth in Section 5.2 upon which an amount of deferred compensation under this Plan may be paid.

2.28 Pension Benefit means the amount of a Participant’s Normal Retirement Benefit payable to a Participant pursuant to the provisions of the Pension Plan on his Normal Retirement Date (or if the Participant has attained age 65, the late retirement benefit payable under Section 4.6, or its successor, of the Pension Plan as of the first day of the month immediately following his Separation from Service) which the Participant has earned as of the first day of the month immediately following his Separation from Service.

2.29 Pension Plan means the J. C. Penney Corporation, Inc. Pension Plan (formerly, the J. C. Penney Company, Inc. Pension Plan) adopted effective February 1, 1966, as amended from time to time.

2.30 Pension Plan Participant means an Associate or former Associate who is treated as a participant under the Pension Plan.

2.31 Plan means the J. C. Penney Corporation, Inc. Benefit Restoration Plan(formerly, the J. C. Penney Company, Inc. Benefit Restoration Plan) adopted effective August 1, 1995, as amended from time to time.

2.32 Plan Benefit means the benefit payable to a Participant on his Normal Retirement Date, determined in accordance with the provisions of Article 4 of this Plan or, where applicable, the qualified preretirement survivor annuity, as defined in Section 4.2, payable to a Spouse on the Participant’s Normal Retirement Date, as the case may be.

2.33 Plan Year means the twelve-month period beginning on January 1 and ending on December 31 of each calendar year.

2.34 Prior Plan means the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc. (formerly the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Company, Inc.)as in effect on July 31, 1995.

2.35 Separation from Service means the date an Associate dies, retires, or otherwise has a termination of employment from the Controlled Group within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h), or its successor, taking into account the definition of Controlled Group for such purpose in Section 2.11.

2.36 Single Life Annuity means an annuity with no ancillary benefits, consisting of equal monthly payments beginning as of a designated commencement date and ending with the monthly payment due immediately prior to his death.

2.37 Specified Employee means a “specified employee” within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(i), or its successor, as determined in accordance with the rules specified by the Board of Directors in resolutions dated December 12, 2007.

2.38 Spouse means the individual to whom an Associate is legally married under the laws of the State (within the meaning of section 3(10) of ERISA) in which the Associate is domiciled, or if domiciled outside the United States, under the laws of the State of Texas, subject to federal legal requirements.

2.39 Unrestricted Benefit means the Pension Benefit determined without applying the provisions of the Pension Plan relating to the limitation on compensation under Code section 401(a)(17) or the limitation on benefits under Code section 415.

ARTICLE 3

PARTICIPATION

For purposes of Section 4.1, any Associate of a Participating Employer who is a Pension Plan Participant on or after August 1, 1995, and whose retirement pension benefit payable pursuant to the terms of the Pension Plan is limited by operation of the annual benefit limits under Code section 415 or the compensation limits under Code section 401(a)(17) shall be a Participant in the Plan. In addition, an active or former Associate for whom a benefit was accrued under Paragraph (2) of Article III of the Prior Plan and whose benefit under Paragraph (2) of Article III under the Prior Plan had not been completely distributed to such Associate at July 31, 1995, will also be a Participant in the Plan.

ARTICLE 4

BENEFITS

4.1 Pension Plan Participant Benefit. A Participant shall be entitled to a Plan Benefit equal in amount to his Unrestricted Benefit less his Pension Benefit.

Additionally, a benefit shall be accrued for each Participant for whom a benefit was accrued under Paragraph (2) of Article III of the Prior Plan at July 31, 1995, and whose accrued benefit had not been completely distributed from the Prior Plan. The value of the Participant’s Prior Plan benefit under Paragraph (2) of Article III determined as of July 31, 1995, will become an accrued benefit under this Plan and will be distributed to the Participant pursuant to the terms of this Plan. The distribution to a Participant from this Plan of such Prior Plan accrued benefit will completely discharge the Company and each other Participating Employer from any further liability for such benefit.

4.2 Death Benefit. If a Participant who has a vested interest in his benefit is married at the time such Participant has a Separation from Service by reason of death, the Participant’s Spouse will receive a benefit in the form of five equal annual installments commencing as of the first day of the month after the Participant’s death. The amount of such death benefit will be calculated under Section 2.1(a) by reference to the Single Life Annuity that would be payable to the Spouse as a “qualified preretirement survivor annuity” based on the Participant’s Plan Benefit, and such amount then will be adjusted to reflect payment over five years in the manner described in Section 5.1. For these purposes, a “qualified preretirement survivor annuity” means a monthly annuity for the life of the Spouse of a deceased Participant equal to the monthly annuity that the Spouse would have received under a qualified joint and survivor annuity, with the survivor annuity being equal to 100% of the amount of the monthly annuity payable during the joint lives of the Participant and his Spouse if the Participant dies on or after the day he attains Early Retirement Age or Normal Retirement Age and 50% if the Participant dies prior to the day he attains Early Retirement Age. The calculation of the qualified joint and survivor annuity shall be determined by reference to the factors used under Exhibits E and G to Appendix I to the Pension Plan, or their successors, to convert an immediate single life annuity to a joint and 50% or 100% survivor annuity, as appropriate. No benefit under this Plan will be payable to a single Participant who has a Separation from Service due to death.

If a Participant who has a Separation from Service (other than by death) and who is either married or single at the time of his subsequent death dies before payment of his vested benefit has begun under the Plan, the Participant’s Beneficiary will receive the benefit in the form of five equal annual installments equal to the amount that would have been payable to a Participant under Section 5.1 and at the same time the Participant would have received his benefit under Sections 5.3 and 5.4. If no Beneficiary has been designated by such a Participant, the Beneficiary will be deemed to be the Spouse for a married Participant and the estate for a single Participant.

In the event of the death of a Participant after his benefit has commenced and before all installments have been paid, the remaining unpaid installments shall be paid to his Beneficiary in accordance with the payment schedule of the Participant.

4.3 Vested Benefit.

(a) Vesting Schedule. For purposes of the benefit provided by Section 4.1, the interest of each Participant in his benefit will become vested and nonforfeitable in accordance with the following schedule:

Years of Service	Percentage Vested and Nonforfeitable
Less than 5	0
5 or more	100

For purposes of this Section 4.3, a Participant will have the same number of years of service under this Plan as the Participant has under the Pension Plan. Notwithstanding anything in the Plan to the contrary, a Participant will only be entitled to payment of a benefit under the Plan if the Participant’s interest in his benefit is vested at the time payment is scheduled to commence.

(b) Accelerated Vesting. A Participant’s interest in his benefit will become 100% vested and nonforfeitable without regard to his years of service on his attainment of Normal Retirement Age while he is an Associate. Notwithstanding the foregoing, a Participant who attains age 60 while an Associate will become fully vested in his benefit without regard to his years of service if he became a participant in the Pension Plan before January 1, 1989, or if he was a participant in the JCPenney Financial Services Pension Plan.

(c) Change in Control Plan. If the Board of Directors exercises its discretion under Section 8.1 to terminate the Plan because of a Change in Control (as defined in Section 8.3) and a Participant is a participant in the Change in Control Plan, the Participant’s interest in his Plan Benefit will become 100% vested and nonforfeitable without regard to his years of service or age. If a Participant who is also a participant in the Change in Control Plan has an “employment termination” following a “change in control” as those terms are defined in the Change in Control Plan, his interest in his Plan Benefit will become 100% vested and nonforfeitable without regard to his years of service or age.

4.4 Qualified Unit Closings. A Participant who has an involuntary Separation from Service as a result of a Qualified Unit Closing (as hereinafter defined) will receive credit for additional months of service and additional months of age, based on the Participant’s years of service (before applying the provisions of this Section) in accordance with the schedule set forth below, solely for purposes of determining whether the Participant has attained Early Retirement Age or Normal Retirement Age at his Separation from Service, and not for purposes of determining the amount of the Participant’s Plan Benefit or for any other purpose.

Years of Service at Separation from Service	Months of Additional Age and Service
Less than 10	0
At least 10 but less than 15	12
At least 15 but less than 20	18
20 or more	24

For purposes of this Section, a Qualified Unit Closing means the complete or partial discontinuance of business at a store or other business unit of a Participating Employer, provided the Associates employed at the store or other business unit are eligible for separation pay.

ARTICLE 5

FORM AND COMMENCEMENT OF BENEFIT PAYMENTS

5.1 Form of Benefit Payments. Except as otherwise provided in this Plan, benefits will be paid in the form of five equal annual installments. The present value of such installments will be equal to the amount determined under Section 2.1. For a Participant who has a Separation from Service after the Effective Date, the amount of such annual installments will be calculated by using only the adjusted first segment rate of the Applicable Interest Rate, determined with regard to the 2008 through 2011 phase-in provisions of Code section 417(e)(3)(D)(iii). For a Participant who has a Separation from Service prior to the Effective Date, the amount of such annual installments will be calculated by using the Applicable Interest Rate under Section 2.2 that applies to such Participant. The lookback and stability periods set forth in Section 2.2 will apply in determining the adjustment.

5.2 Payment Events. The Payment Event for a Participant will be the later of (i) Separation from Service or (ii) January 1, 2008; provided, however, that if a Specified Employee’s Separation from Service (other than by reason of death) occurs prior to January 1, 2008, and the date of such Separation from Service plus six months is after January 1, 2008, Separation from Service will be the deemed Payment Event for such a Specified Employee.

5.3 Payment Commencement Date. The Payment Commencement Date for a Participant (including a Specified Employee) whose Payment Event under Section 5.2 is Separation from Service will be the first day of the month following the date of his Separation from Service; provided, however, that the actual time of the first payment to a Specified Employee will be determined in accordance with the provisions of Section 5.4. For all other Participants, the Payment Commencement Date for benefits under Section 4.1 will be January 1, 2008, or as soon as practicable thereafter, but no later than the time required for payment under Treasury Regulation section 1.409A-3(d), or its successor. Subsequent installments for all Participants, including Specified Employees, will be paid on the first through fourth anniversaries of the Payment Commencement Date.

The Payment Commencement Date in the case of a death benefit will be determined under Section 4.2. For an alternate payee, the Payment Commencement Date will be the applicable commencement date as provided in a domestic relations order that conforms with the requirements of Code section 409A and Treasury Regulation section 1.409A-3(j)(4)(ii), or its successor.

5.4 Delay for Specified Employees. If a Participant is a Specified Employee as of the date of his Separation from Service and his Payment Event is Separation from Service (other than by reason of death), payment will not be made before the date that is six months after the date of Separation from Service. The first payment to such a Specified Employee will be paid on the first day of the seventh month following the date of Separation from Service. The initial installment payment to a Specified Employee whose Separation from Service occurs after December 31, 2007, will include an interest adjustment. Such adjustment will be calculated by using only the adjusted first segment rate of the Applicable Interest Rate, determined with regard to the 2008 through 2011 phase-in provisions of Code section 417(e)(3)(D)(iii). The lookback and stability periods set forth in Section 2.2 will apply in determining the adjustment. Notwithstanding the foregoing, no interest will be paid to a Specified Employee whose Separation from Service occurs before January 1, 2008. If a Specified Employee dies after a Separation from Service but prior to the expiration of the six-month delay, benefit payments under Section 4.2 will commence to the Beneficiary in accordance with the provisions of Section 4.2.

5.5 Subsequent Changes in Time and Form of Payment. No Participant can make a subsequent election to delay a payment or change the form of payment.

5.6 Prohibition on Acceleration of Payment. Except as provided in Code section 409A, Treasury regulation section 1.409A-3(j)(4) or its successor, this Section, Section 5.7, and Article 8, neither the Participant nor the Company can accelerate the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan. The Benefits Administration Committee will have the discretion to accelerate payments in accordance with the provisions of Code section 409A and Treasury Regulation section 1.409A-3(j)(4), or its successor (provided that only the Board of Directors will have the discretion to accelerate payment in accordance with the provisions of Treasury Regulation section 1.409A-3(j)(4)(ix), or its successor).

5.7 Limited Cashouts. If the present value, as determined herein, of a Participant’s or Beneficiary’s benefit under Sections 4.1 or 4.2, when combined with the present value of a Participant’s or Beneficiary’s interest in any other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code section 409A and Treasury Regulation section 1.409A-1(c)(2), or its successor, is equal to or less than the applicable dollar amount under Code section 402(g)(1)(B), in effect for the year of distribution, the Benefits Administration Committee will distribute the benefit in the form of an immediate lump sum payment that is the Actuarial Equivalent of such vested Plan Benefit on the Payment Commencement Date, provided that the Participant is not also a Participant in the J. C. Penney Corporation, Inc. Mirror Savings Plan, or its successor, and the payment results in the termination and liquidation of the entirety of the Participant’s interest under this Plan and all other agreements, methods, programs, or other arrangements aggregated with this Plan and is in accordance with Treasury regulation section 1.409A-3(j)(4)(v), or its successor. In the case of a Specified Employee, the benefit will be paid at the time specified in Section 5.4, with the comparable adjustment for interest as described in Section 5.4.

ARTICLE 6

ADMINISTRATION

The Benefits Administration Committee will administer the Plan and will have the full authority and discretion to accomplish that purpose, including without limitation, the authority and discretion to

(i)	interpret the Plan in a manner consistent with the requirements of Code section 409A (and the regulations thereunder) and correct any defect, supply any omission or reconcile any inconsistency or ambiguity in the Plan in the manner and to the extent that the Benefits Administration Committee deems desirable to carry on the purpose of the Plan consistent with Code section 409A and the regulations thereunder;

(ii)	resolve all questions relating to the eligibility of Associates to become or continue as Participants;

(iii)	determine the amount of benefits payable to Participants and authorize and direct the Company with respect to the payment of benefits under the Plan;

(iv)	make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan; and

(v)	make, amend, and rescind such rules as it deems necessary for the proper administration of the Plan.

The Benefits Administration Committee will keep a written record of its actions and proceedings regarding the Plan and all dates, records, and documents relating to its administration of the Plan.

Any action taken or determination made by the Benefits Administration Committee will be conclusive on all parties. No member of the Benefits Administration Committee will vote on any matter relating specifically to such member. In the event that a majority of the members of the Benefits Administration Committee will be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as each other Participant in the Plan), such action will be taken by the Human Resources Committee.

ARTICLE 7

TYPE OF PLAN

The Plan is a plan which is unfunded. Benefits under the Plan are paid from the general assets of the Company.

The portion of this Plan in Section 4.1 which comprises the benefit determined due to the limit on annual benefits under the Pension Plan imposed by Code section 415 constitutes a separable part of this Plan which is maintained by the Company solely for the purpose of providing benefits for certain Associates in excess of the limitations on benefits imposed by Code section 415. This separable portion of the Plan shall be construed according to the provisions of ERISA applicable to such plans.

The remaining portion of the Plan is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan shall be construed according to the provisions of ERISA applicable to such plans.

In the event that it should subsequently be determined by statute or by regulation or ruling that the Plan is not “a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA, participation in the Plan shall be restricted by the Benefits Administration Committee to the extent necessary to assure that it will be such a plan within the meaning of such sections.

ARTICLE 8

CHANGE IN CONTROL

8.1 Authority of the Board of Directors. Upon a Change in Control as defined in Section 8.3, the Board of Directors will have the discretion and the authority to (i) terminate and liquidate the Plan pursuant to its irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control and in accordance with Code section 409A and Treasury Regulation section 1.409A-3(j)(4)(ix)(B), or its successor (in which event the benefit of each Participant who is also a participant in the Change in Control Plan will automatically vest as provided in Section 4.3(c)); (ii) fund a grantor trust in accordance with the provisions of Section 8.2; or (iii) provide that each Participant’s benefit in the Plan will become 100% vested and nonforfeitable as of the date of the Change in Control without regard to his years of service under the Pension Plan.

8.2 Grantor Trust. To the extent permitted by Code section 409A and the regulations thereunder, the Board of Directors will have the discretion and the authority to transfer assets of the Parent Company, in an amount sufficient to pay benefits that have accrued under the Plan up to the date of the Change in Control, to a grantor trust to be established by the Parent Company for the purpose of paying benefits hereunder; and the Participant’s vested benefits shall thereafter be paid to the Participant from such trust in accordance with the terms of the Plan. On each anniversary date of the date of the Change in Control, the Parent Company shall transfer , to the extent permitted by Code section 409A and the regulations thereunder, to the grantor trust an amount necessary to pay all benefits accrued under the Plan during the preceding twelve months.

8.3 Change in Control Event. For the purpose of determining whether a Change in Control has occurred with respect to a Participant, a Change in Control means a change in control event within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(5), or its successor, including a change in the ownership of the corporation, a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation as such events are defined in Treasury Regulation sections 1.409A-3(i)(5)(v), (vi), and (vii). For this purpose, “corporation” has the meaning given in Treasury Regulation section 1.409A-3(i)(5)(ii), or its successor.

ARTICLE 9

MISCELLANEOUS

9.1 Amendment and Termination. The Human Resources and Compensation Committee may amend or modify the Plan at any time, without prior notice; provided, however, that any such amendment or modification which would substantially increase the cost of the Plan to the Company shall require approval of the Board of Directors.

The Board of Directors may suspend, discontinue, or terminate the Plan at any time without prior notice or approval. Any termination and liquidation of the Plan, including any termination and liquidation of the Plan upon a Change in Control, must comply with the provisions of Code section 409A and Treasury Regulation section 1.409A-3(j)(4)(ix), or its successor.

Subject to the foregoing, in no event will any amendment, modification, suspension, discontinuance, or termination adversely affect the Plan Benefit payable pursuant to Section 4.1 for any Participant for whom benefit payments have already begun in accordance with the Plan as in effect prior to the effective date of the amendment, modification, suspension, discontinuance, or termination unless otherwise required to comply with applicable law.

Each amendment to the Plan by the Human Resources and Compensation Committee or the Board of Directors will be made only pursuant to unanimous written consent or by majority vote at a meeting. Upon such action by the Human Resources and Compensation Committee or the Board of Directors, the Plan will be deemed amended as of the date specified as the effective date by such action or in the instrument of amendment. The effective date of any amendment may be before, on, or after the date of such action of the Human Resources and Compensation Committee or the Board of Directors.

9.2 Rights of Associates. Neither the establishment of the Plan nor any action thereafter taken by the Company, the Parent Company, or any Controlled Group Member or by the Benefits Administration Committee shall be construed as giving to any Associate any vested right to a benefit from the Plan or a right to be retained in employment or any specific position or level of employment with the Company or any Controlled Group Member. Moreover, no Associate shall have any right or claim to any benefits under this Plan if the Associate has an involuntary Separation from Service due to a summary dismissal as defined in the Company’s policies and procedures, including resignation in lieu thereof, unless the Benefits Administration Committee, in its discretion, determines that such Associate shall be eligible for such benefits notwithstanding such summary dismissal.

9.3 Mistaken Information. If any information upon which a Participant’s benefit under the Plan is calculated has been misstated by the Participant or is otherwise mistaken, such benefit shall not be invalidated (unless upon the basis of the correct information the Participant would not have been entitled to a benefit), but the amount of the benefit shall be adjusted to the proper amount determined on the basis of the correct information and, to the extent permitted by Code section 409A, any overpayments shall be charged against future payments to the Participant or his Beneficiary or otherwise required to be repaid by the recipient.

9.4 Liability. Neither the Board of Directors (including any committees thereof) of the Parent Company, the Company, or of any Participating Employer, nor any member of the Benefits Administration Committee or the Human Resources Committee nor any person to whom any of them may delegate any duty or power in connection with administering the Plan shall be personally liable for any action or failure to act with respect to the Plan.

9.5 Reemployed Participant. If a retired Participant again becomes an Associate of a Participating Employer, the payment of benefits hereunder shall continue. Upon such Associate’s subsequent Separation from Service, he shall be entitled to receive any applicable benefits, if any, under Article 4 pursuant to the provisions of this Plan, reduced by prior payments from this Plan.

9.6 Construction. In determining the meaning of any provision of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Headings of Articles, Sections and Subsections in the Plan are for convenience and reference only and are not intended to modify or affect the meaning of the substantive provisions of the Plan.

9.7 Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Benefits Administration Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate, in all events subject to the requirements of Code section 409A.

9.8 Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Except as otherwise required by ERISA, every right of action by a Participant, former Participant, or Beneficiary with respect to the Plan shall be barred after the expiration of three years from the date of Separation from Service of the Participant or the date of receipt of the notice of denial of a claim for benefits, if earlier. In the event ERISA’s limitations on legal actions do not apply, the laws of the State of Texas with respect to limitations of legal actions shall apply and the cause of action must be brought no later than four years after the date the action accrues.

ARTICLE 10

CLAIMS PROCEDURES

If an Associate, or an authorized representative of an Associate, does not receive the benefits which he believes he is entitled to receive under the Plan, he may file a claim for benefits with the Benefits Administration Committee or its delegate. All claims will be made in writing no later than the time prescribed by Treasury Regulation section 1.409A-3(g), or its successor, and will be signed by the claimant or the claimant’s authorized representative. If the claimant does not furnish sufficient information to determine the validity of the claim, the Benefits Administration Committee or its delegate will advise the claimant in writing of any additional information that is required.

Each claim will be approved or disapproved by the Benefits Administration Committee or its delegate within 60 days following the receipt of the information necessary to process the claim, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of the information necessary to process the claim. Notice of the extension must be provided to the claimant or the claimant’s authorized representative before the expiration of the original 60-day period and indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make a determination.

In the event the Benefits Administration Committee or its delegate denies a claim for benefits in whole or in part, the Benefits Administration Committee or its delegate will notify the claimant in writing of the denial of the claim. Such notice by the Benefits Administration Committee or its delegate will also set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, the specific Plan provisions on which the denial is based, and a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary and an explanation of the Plan’s claim review procedure as set forth below.

A claimant may appeal a denial of his claim by requesting a review of the decision by the Benefits Administration Committee or a person designated by the Benefits Administration Committee, which person will be a named fiduciary under Section 402(a)(2) of ERISA for purposes of this Article. An appeal must be submitted in writing within 60 days after the denial and must (i) request a review of the claim for benefits under the Plan, (ii) set forth all of the grounds upon which claimant’s request for review is based and any facts, documents, records, or other information in support thereof, and (iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The Benefits Administration Committee or the named fiduciary designated by the Benefits Administration Committee will make a full and fair review of each appeal and any written materials submitted in connection with the appeal, without regard to whether the information was submitted under the initial claim determination. The Benefits Administration Committee or the named fiduciary designated by the Benefits Administration Committee will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after the appeal is received. Notice of the extension must be provided to the claimant or the claimant’s authorized representative before the expiration of the original 60-day period and indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make a determination. The claimant will be given the opportunity to review pertinent documents or materials upon submission of a written request to the Benefits Administration Committee or named fiduciary, provided the Benefits Administration Committee or named fiduciary finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Benefits Administration Committee or named fiduciary will make an independent determination of the claimant’s eligibility for benefits under the Plan. The decision of the Benefits Administration Committee or named fiduciary on any claim for benefits will be final and conclusive upon all parties thereto. In the event the Benefits Administration Committee or named fiduciary denies an appeal in whole or in part, it will give written or electronic notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant the specific reasons for such denial and which will make specific reference to the pertinent Plan provisions on which the decision was based and provide other additional information, as applicable, required by 29 Code of Federal Regulations section 2560.503-1, or its successor.

If the claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treasury Regulation section 1.409A-3(g), or its successor.

APPENDIX I

Participating Employers

J. C. Penney Corporation, Inc.

J.C. Penney Funding Corporation

J. C. Penney Private Brands, Inc.

JCP Receivables, Inc.

JCPenney Puerto Rico, Inc.

JCP Logistics L.P.

JCP Media L.P.

JCP Overseas Services, Inc.

JCP Procurement L.P.

JCP Publications Corp.

(formerly JCP Media Corporation)

The Original Arizona Jean Company